EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS
OF
PETROLIA ENERGY CORPORATION
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code (the “TBOC”), Petrolia Energy Corporation, a corporation organized and existing under the TBOC (the “Corporation”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, as amended, and pursuant to Section 21.155 of the TBOC, the Board of Directors, pursuant to Section 6.201 of the TBOC, by unanimous consent of all members of the Board of Directors on April 28, 2017, duly adopted a resolution providing for the designation of a series of four hundred thousand (400,000) shares of Series A Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Certificate of Formation of the Corporation, as amended and Section 21.155 of the TBOC, the Corporation hereby establishes a new series of Preferred Stock, par value $0.01 per share, of the Corporation and fixes the number of shares of such series and the powers, designations, preferences and relative rights of such series, and the qualifications, limitations or restrictions thereof as follows:

The new series of Preferred Stock, par value $0.01 per share, of the Corporation shall be, and hereby is, designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock” or the “Preferred Stock”), and the initial number of designated shares constituting such series shall be four hundred thousand (400,000). The powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon of the Series A Preferred Stock shall be set forth in this Certificate of Designations (the “Designation” or the “Certificate of Designation”) below:

1. Dividends.
1.1 Dividends in General. Dividends shall accrue on the Series A Preferred Stock at the end of each calendar month, beginning on the Original Issue Date, at the Dividend Rate, until such Series A Preferred Stock is no longer outstanding either due to conversion or otherwise as provided herein (“Dividends” and such Dividends which have accrued as of any applicable date and remain unpaid as of such date, the “Accrued Dividends”).
1.2 Payment of Dividends. The Corporation shall, in accordance with the terms set forth herein, pay the Holder of the Series A Preferred Stock all Accrued Dividends in cash (as discussed in Section 1.3), within five (5) Business Days, beginning on June 30, 2017, and continuing thereafter on each June 30th and December 31st (each, as applicable a “Dividend Payable Date”), for so long as the Series A Preferred Stock remains outstanding.

Petrolia Energy Corporation : Certificate of Designations of Series A Convertible Preferred Stock

1.3 Cash Dividend Payments. All Dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series A Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation cashier’s check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.
1.4 Participation. Subject to the rights of other holders, if any, of any securities senior to or pari passu with, the Series A Preferred Stock, the Holders shall, as holders of Series A Preferred Stock, in addition to the Dividends described in Section 1.1, above, be entitled to such dividends paid and Distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series A Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and Distributions. Payments under the preceding sentence shall be made concurrently with the dividend or Distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event (as hereinafter defined) and the payment in full to a Holder of its applicable Liquidation Preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. No Distributions shall be made with respect to the Common Stock until all past due, if any, and/or declared Dividends on the Series A Preferred Stock have been paid or set aside for payment to the Holders. Notwithstanding the foregoing, the Holders shall have no right of participation in connection with dividends or Distributions made to the Common Stock shareholders consisting solely of shares of Common Stock.
1.5 Non-Cash Distributions. Whenever a Distribution provided for in this Section 1 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.
1.6 Other Distributions. Subject to the terms of this Certificate of Designation, and to the fullest extent permitted by the TBOC, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business (unless consent to such redemption, repurchase or distribution is provided by the lenders thereunder).
1.7 Dividend Default. In the event a Dividend Default should occur in respect to the Dividends due to Holder, any unpaid Dividends shall accrue interest at the rate of twelve percent (12%) per annum until such Dividend Default is cured by the Corporation.
2. Liquidation Rights.
2.1 Liquidation Preference. In the event of any Liquidation Event, the holders of Series A Preferred Stock shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Corporation’s securities other than Senior Securities by reason of their ownership of such stock, but not prior to any holders of the

Petrolia Energy Corporation : Certificate of Designations of Series A Convertible Preferred Stock

Corporation’s Senior Securities, which holders of the Senior Securities shall have priority to the Distribution of any assets of the Corporation upon the ocurrence of any Liquidation Event, by reason of their ownership of such stock, the greater (as applicable, the “Liquidation Preference”) of (i) an amount per share for each share of Series A Preferred Stock held by them equal to the Original Issue Price, or (ii) the amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 3 immediately prior to such Liquidation Event. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock (i.e., after payment of the Corporation’s liabilities and payment to any holders of the Corporation’s Senior Securities) are insufficient to permit the payment to such holders of the full amounts specified in this Section then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section and applicable law.
2.2 Remaining Assets. After the payment to the Holders of Series A Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Junior Securities in proportion to the number of shares of Junior Securities held by them and the holders of Common Stock in proportion to the number of shares of Common Stock held by them.
2.3 Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.
2.4 Effecting a Merger or Consolidation. The Corporation shall not have the power to effect a Liquidation Event or other transaction which is a merger, consolidation or exchange pursuant to which the shareholders of the Corporation will, subsequent to such transaction, hold less than 50% of the voting securities of the resulting entity, unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.
3. Conversion. The Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
3.1 Holder Conversion.
(a) Each share of Series A Preferred Stock and all Accrued Dividends shall be convertible, at the option of the Holder thereof (a “Holder Conversion”), at any time following the Original Issuer Date, at the office of the Corporation or any Transfer Agent for the Series A Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing (i) the Original Issue Price for the Series A Preferred Stock and (ii) the

total Accrued Dividends, desired to be converted, by the Conversion Price (such shares of Common Stock issuable upon a Conversion, the “Holder Conversion Shares”). In order to effectuate the Holder Conversion under this Section 3.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than three (3) Business Days from the date the Notice of Conversion is actually received by the Corporation.
(b) Mechanics of Conversion. In order to effect a Holder Conversion, a Holder shall fax or email a copy of the fully executed Notice of Conversion to the Corporation (or in the discretion of the Corporation, with notice to the Holder, the Transfer Agent)(Attention: James Burns, 710 N. Post Oak Rd., Ste. 512, Houston, Texas 77024, Email: james.b@petroliaenergy.com, with a copy to (which shall not constitute notice) The Loev Law Firm, PC, Attn: David M. Loev, Esq., 6300 West Loop South, Suite 280, Bellaire, Texas 77401, Fax: (713) 524-4122, Email: dloev@loevlaw.com). Upon receipt by the Corporation (or the Transfer Agent) of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation (or the Transfer Agent) shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation (or the Transfer Agent) expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation (or the Transfer Agent) regarding the Holder Conversion. The Holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates being converted, duly endorsed, to the Corporation (or the Transfer Agent) at the address listed above within three (3) Business Days of delivering the fully executed Notice of Conversion. The Corporation (or the Transfer Agent) shall not be obligated to issue shares of Common Stock upon a Conversion unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 11 below have been previously received by the Corporation or its Transfer Agent. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever reasonable documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation (or the Transfer Agent) within three (3) Business Days of delivering the Notice of Conversion. Unless the Holder Conversion Shares are covered by a valid and effective registration under the Securities Act or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation (or the Transfer Agent) in its sole discretion, such shares shall be issued as Restricted Shares.
(c) Delivery of Common Stock upon Conversion. Upon the receipt of a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the third (3rd) Business Day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the Holder within the period described in Section 3.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing the Holder Conversion Shares and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any.

(d) Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 11 below), by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Corporation shall not be required to comply with such Notice of Conversion. Provided that if the Notice of Conversion only relates to the conversion of Accrued Dividends, the Holder shall not be required to provide the Corporation any Preferred Stock Certificates.
(e) Beneficial Ownership Limitation for Holder Conversions and Voting. No Holder Conversion shall result in the conversion of more than that number of shares of Series A Preferred Stock, if any, such that, upon such Holder Conversion, the aggregate beneficial ownership of the Corporation’s Common Stock (calculated pursuant to Rule 13d-3 of the Exchange Act) of such Holder and all persons affiliated with such Holder as described in Rule 13d-3 is more than 4.999% of the Corporation’s Common Stock then outstanding (the “Maximum Percentage”). In the event any Holder Conversion would result in the issuance of shares of Common Stock to any Holder in excess of the Maximum Percentage, only that number of shares of Series A Preferred Stock which when Converted would not result in such Holder exceeding the Maximum Percentage shall be subject to such applicable Holder Conversion, if any, and Holder shall continue to hold any remaining shares of Series A Preferred stock, the conversion of which would result in Holder exceeding the Maximum Percentage. The Corporation’s Transfer Agent shall be authorized to promptly disclose the total outstanding shares of Common Stock of the Corporation to the Holder from time to time at the request of the Holder in order for the Holder to determine its compliance with the Maximum Percentage. The provisions of this Section 3.1(e) shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.1(e) to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The Corporation shall not be required to verify or investigate or confirm whether any Holder Conversion would exceed the Maximum Percentage, and instead the Corporation shall be able to rely on any Notice of Holder Conversion as prima facie evidence of, and as a representation by, the applicable Holder, that such applicable conversion described in the Notice of Holder Conversion would not result in a violation of the Maximum Percentage. Additionally, in no event shall any Holder have the right pursuant to Section 5 below, to vote, on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), a number of voting shares in excess of the Maximum Percentage. The Maximum Percentage may be increased or decreased by the Holder, at the election of the Holder, from time to time, upon not less than 61 days’ prior written notice to the Corporation. Any such increase or decrease will not be effective until the 61st day after such written notice is delivered to the Corporation.
3.2 Automatic Conversion.
(a) Each share of Series A Preferred Stock and all Accrued Dividends thereon, shall automatically and without any required action by any Holder, be converted into that number of fully-paid, non-assessable shares of Common Stock as determined by dividing the

Original Issue Price of each share of Series A Preferred and all Accrued Dividends thereon by the Conversion Price, on the Automatic Conversion Date (an “Automatic Conversion”).
(b) Following an Automatic Conversion, the Corporation shall within two (2) Business Days, deliver notice to each Holder that an Automatic Conversion has occurred, at the address of each Holder which the Corporation then has on record (an “Automatic Conversion Notice”); provided, that the Corporation is not required to receive any confirmation that such Automatic Conversion Notice was received by a Holder, but instead assuming such Automatic Conversion Notice was sent to the address which the Corporation then has on record for such Holder, the Automatic Conversion Notice shall be treated as received by the Holder for all purposes on the third (3rd) Business Day following the date such notice was sent by the Corporation (the “Automatic Conversion Notice Receipt Date”). Within three (3) Business Days following the Automatic Conversion Notice Receipt Date, the Corporation shall issue to each Holder all shares of Common Stock which such Holder is due in connection with the Automatic Conversion (the “Automatic Conversion Shares”, and together with the Holder Conversion Shares, the “Shares”) and promptly deliver such Automatic Conversion Shares to the address of Holder which the Corporation then has on record (a “Delivery”). The Automatic Conversion Shares issuable in connection with an Automatic Conversion shall be fully-paid, non-assessable shares of Common Stock. Unless the Automatic Conversion Shares are covered by a valid and effective registration under the Securities Act or the Holder provides a valid opinion from an attorney stating that such Automatic Conversion Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, prior to the issuance date of such Automatic Conversion Shares, such Automatic Conversion Shares shall be issued as Restricted Shares.
(c) The issuance and Delivery by the Corporation of the Automatic Conversion Shares shall fully discharge the Corporation from any and all further obligations under or in connection with the Series A Preferred Stock and shall automatically, and without any required action by the Corporation or the Holder, result in the cancellation, termination and invalidation of any outstanding Series A Preferred Stock and Preferred Stock Certificates held by Holder or his, her or its assigns and shall upon the payment of the Automatic Conversion Dividends, fully discharge any and all requirement for the Corporation to pay Dividends on such Series A Preferred Stock shares converted, which Series A Preferred Stock converted shall cease accruing Dividends upon an Automatic Conversion.
(d) Without limiting the obligation of each Holder set forth herein (including in the subsequent clause (e), the Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and Delivery of the Automatic Conversion Shares to reflect the cancellation of the Series A Preferred Stock subject to the Automatic Conversion, which shall not require the approval and/or consent of any Holder (a “Cancellation”).
(e) Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Corporation and the Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.
(f) In the event that the Delivery of any Automatic Conversion Shares is unsuccessful and/or any Holder fails to accept such Automatic Conversion Shares, such Automatic Conversion Shares shall be held by the Corporation and/or the Transfer Agent in trust (without accruing interest) and shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is the legal owner of such Automatic Conversion Shares, provided that the Holder’s failure to accept such Automatic Conversion Shares, cash Accrued Dividends and/or the Corporation’s inability to Deliver such shares or dividends shall in no event effect the validity of the Cancellation.
(g) The Automatic Conversion Right shall supersede and take priority over the Holder’s Optional Conversion Right in the event that there are any conflicts between such rights.
(h) The Maximum Percentage ownership limitation described in Section 3.1(e) above shall not apply to an Automatic Conversion.
3.3 Fractional Shares. If any Conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), then, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next higher whole number of shares.
3.4 Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series A Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.
3.5 No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of Series A Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section shall prohibit the Corporation from amending its Certificate of Formation, subject to the other terms of this Designation, with the requisite consent of its stockholders and the Board of Directors, provided that such amendment will not prohibit the Corporation from having sufficient authorized shares of Common Stock to permit conversion hereunder.
3.6 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
4. Adjustments for Recapitalizations.
4.1 Equitable Adjustments for Recapitalizations. (a) The Liquidation Preference and the Original Issue Price (each, as and if applicable) (the “Preferred Stock Adjustable Provisions”); (b) any provisions hereof which are expressly tied to the price or value of the Common Stock of the Corporation, including the Conversion Price (as and if applicable) (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization (the “Other Equitable Adjustable Provisions”); or (ii) the Board of Directors of the Corporation determines in their reasonable good faith judgment is required to be equitably adjusted in connection with any Recapitalizations, shall each be subject to equitable adjustment as provided in Sections 4.2 through 4.3, below, as determined by the Board of Directors in their sole and reasonable discretion.
4.2 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series A Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series A Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted.
4.3 Adjustments for Subdivisions or Combinations of Series A Preferred Stock. In the event the outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Preferred Stock, the applicable Preferred Stock Adjustable Provisions, Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the applicable Preferred Stock Adjustable Provisions, Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 4.2) and Series A Preferred Stock (as provided under Section 4.3) shall only be to affect the equitable adjustable provisions hereof once.
4.4 Other Adjustments. The Board of Directors of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Preferred Stock Adjustable Provisions, Common Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of Directors of the Corporation determine in their reasonable good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.
4.5 Adjustments for Reclassification, Exchange and Substitution.
(a) Except to the extent such Recapitalization Event is subject to Sections 4.1 through 4.3, above (the “Recapitalization and Adjustment Rights”), if at any time or from time to time after the date of the filing of the Designation there shall occur any capital reorganization, recapitalization, reclassification, share exchange, restructuring, consolidation, combination or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for shares of stock or other securities or property (including cash) of the Corporation or otherwise (other than a transaction covered by the Recapitalization and Adjustment Rights) (each a “Recapitalization Event”), provision shall be made so that each Holder shall thereafter be entitled to receive upon conversion of the shares of Series A Preferred Stock held by such Holder the kind and number of shares of stock or other securities or property (including cash or any combination thereof) of the Corporation or otherwise, to which a Common Stock stockholder holding the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled upon such event.
(b) In the event that the holders of Common Stock have the opportunity to elect the form of consideration to be received in the business combination, then the Corporation shall make adequate provision whereby the Holders shall have the opportunity to determine the form of consideration into which all of the Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. If such opportunity is granted, such determination shall be based on the determination at a meeting duly called or via a written consent to action of a Simple Majority, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two Business Days prior to the anticipated effective date of the business combination. Further, the Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
(c) If a conversion of Series A Preferred Stock is to be made in connection with a transaction contemplated by this Section 4.3 or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A Preferred Stock may, at the election of the Holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. In connection with any tender or exchange offer for shares of Common Stock, Holders shall have the right to tender (or submit for exchange) shares of Series A Preferred Stock in such a manner so as to preserve the status of such shares as Series A Preferred Stock until immediately prior to such time as shares of Common Stock are to be purchased (or exchanged) pursuant to such offer, at which time that portion of the shares of Series A Preferred Stock so tendered which is convertible into the number of shares of Common Stock to be purchased (or exchanged) pursuant to such offer shall be deemed converted into the appropriate number of shares of Common Stock. Any shares of Series A Preferred Stock not so converted shall be returned to the Holder as Series A Preferred Stock.
(d) None of the foregoing provisions shall affect the right of a Holder to convert such Holder’s shares of Series A Preferred Stock into shares of Common Stock prior to the effective date of such business combination, subject to the terms of this Designation.
(e) In the event of any Recapitalization Event falling under this Section 4.3, in such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3 with respect to the rights and interests of the Holders after such events to the end that the provisions of this Section 4.3 (including, but not limited to, adjustment of the Conversion Price in respect of any shares of Series A Preferred Stock then in effect and the number of shares issuable upon conversion of all such shares of Series A Preferred Stock) shall be applicable after that event as nearly reasonably as may be. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding requirements and such transaction is otherwise effected in accordance with this Designation.
4.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

5. Voting.
5.1 Restricted Class Voting. In addition to any class or series voting rights provided to the holders of Series A Preferred Stock herein or required by law, if any, on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each Holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible as of the record date for determining shareholders entitled to vote on such matter, subject in all cases to the Maximum Percentage (i.e., in no event shall any Holder have the right to vote more voting shares in connection with the terms of this Section 5.1 than as equals its individual Maximum Percentage (when aggregated with all other voting shares beneficially owned by such Holder as of such applicable record date)), and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all fractional shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole share (with one-half being rounded upward). Except as provided by law or by the other provisions of the Certificate of Formation or this Designation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class. In the event any Holder’s voting rights under this Section 5.1 are limited by the Maximum Percentage, the total number of voting shares eligible to be voted on the applicable matter shall similarly be decreased.
5.2 Amendments to This Designation. This Designation may be amended with the consent of a majority of the Board of Directors of the Corporation and a Simple Majority, and no amendment hereof shall require the vote or approval of any other stockholders of the Corporation, including, but not limited to Common Stock holders, except as otherwise required by law or required by any subsequent designation of preferred stock of the Corporation.
5.3 No Series Voting. Other than as provided herein or required by law, there shall be no series voting.
6. Protective Provisions.
6.1 Subject to the rights of series of preferred stock which may from time to time come into existence, so long as at least 20% of the shares of Series A Preferred Stock which are issued in connection with the Subscription Agreements (and any debt conversion agreements entered into by the Corporation whereby Series A Preferred Stock is issued in consideration for the conversion of debt of the Corporation), are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of a Simple Majority:
(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock of the Corporation;

(b) Adopt or authorize any new designation of any Preferred Stock or amend the Certificate of Formation of the Corporation in a manner which adversely affects the rights, preferences and privileges of the Series A Preferred Stock;
(c) Create (by reclassification or otherwise) any new series or shares of capital stock having rights, preferences, or privileges senior to or on a parity with the Series A Preferred Stock in connection with liquidation rights or dividends;
(d) Effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series A Preferred Stock; or
(e) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series.
7. Redemption. The Series A Preferred Stock shall not have any redemption rights.
8. Notices.
8.1 In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective, unless otherwise provided herein, three days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, Attn: James Burns, 710 N. Post Oak Rd., Ste. 512, Houston, Texas 77024, Email: james.b@petroliaenergy.com), with a copy to (which shall not constitute notice), The Loev Law Firm, PC, Attn: David M. Loev, 6300 West Loop South, Suite 280, Bellaire, Texas 77401, Fax: (713) 524-4122, Email: dloev@loevlaw.com, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.
8.2 Notices of Record Date. In the event that the Corporation shall propose at any time:
(a) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
(b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
(c) to voluntarily liquidate or dissolve or undertake a Deemed Liquidation Event;
then, in connection with each such event, the Corporation shall send to the Holders of the Series A Preferred Stock at least ten Business Days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.
Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such Holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.
The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Simple Majority, voting together as a single class.
9. No Preemptive Rights. No Holder shall have the right to repurchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.
10. Reports. The Corporation shall mail to all holders of Series A Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.
11. Replacement Preferred Stock Certificates. In the event that any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series A Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series A Preferred Stock, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series A Preferred Stock certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.
12. No Other Rights or Privileges. Except as specifically set forth herein, the Holders of the Series A Preferred Stock shall have no other rights, privileges or preferences with respect to the Series A Preferred Stock.
13. Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”, “Dollars” or “$” in this Designation shall mean United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xii) references to “days” shall mean calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.
14. Miscellaneous.
14.1 Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series A Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation.
14.2 Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.
14.3 Waiver/Amendment. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived and/or amended as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of a Simple Majority, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.
14.4 Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
15. Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:
15.1 “Automatic Conversion Date” means the first to occur of (i) the Holders of a majority of the shares of Series A Preferred Stock then outstanding consenting to an Automatic Conversion; (ii) the closing of Qualified Public Offering; (iii) the five year anniversary of the date that this Designation is filed with the Secretary of State of Texas; and (iv) the date that the average closing price per share of the Corporation’s Common Stock as reported on a national securities exchange, NASDAQ, the OTCQX, the OTCQB, the OTCQX or the OTC Pink market, equals or exceeds $0.28 per share (subject to adjustment in connection with any Recapitalization) during any period of thirty (30) consecutive trading days.
15.2 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the City of Houston, Texas.
15.3  “Common Stock” shall mean the common stock, $0.001 par value per share of the Corporation.
15.4 “Conversion Price” shall equal $0.14 per share, subject to adjustment in connection with any Recapitalization.
15.5  “Deemed Liquidation Event” shall mean each of the following events, unless the holders of at least a Simple Majority elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:
(a) a merger or consolidation in which
(i) the Corporation is a constituent party; or
(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,
(b) except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
(c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation.
15.6 “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than repurchases of Common Stock (or securities convertible into Common Stock) approved by the Corporation’s Board of Directors.
15.7 “Dividend Default” shall mean the failure of the Corporation to pay any Dividends when due, subject to any cure provisions described herein, if any.
15.8 “Dividend Rate” shall mean an annual rate of nine percent (9%) of the Original Issue Price.
15.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.
15.10  “Filing Date” means the date that this Designation is filed with the Secretary of State of Texas.
15.11 “Holder” shall mean the person or entity in which the Series A Preferred Stock is registered on the books of the Corporation, which shall initially be the person or entity which such Series A Preferred Stock is issued to, and shall thereafter be permitted and legal assigns which the Corporation is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Corporation and to whom such Preferred Stock Shares are legally transferred.
15.12 “Junior Securities” shall mean each other class of capital stock or series of preferred stock of the Corporation other than the Common Stock established after the Filing Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred upon the liquidation, winding-up or dissolution of the Corporation.
15.13  “Liquidation Event” means any liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event.
15.14 “Liquidation Preference” has the meaning given to it in Section 2.

15.15 “Original Issue Date” means the date on which each applicable share of Series A Preferred Stock is originally issued pursuant to (i) the Subscription Agreements or (ii) any debt conversion agreements entered into by the Corporation whereby Series A Preferred Stock is issued in consideration for the conversion of debt of the Corporation.
15.16 “Original Issue Price” shall mean $10.00 per share (as appropriately adjusted for any Recapitalizations).
15.17 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
15.18 “Preferred Stock Certificates” means the stock certificate(s) issued by the Corporation representing the applicable Series A Preferred Stock shares.
15.19 “Pro Rata Amount” means, with respect to any Holder, a fraction, the numerator of which is equal to the number of shares of Series A Preferred Stock held of record by such Holder, and the denominator of which is equal to the aggregate number of outstanding shares of Series A Preferred Stock.
15.20 “Qualified Public Offering” means a registered public offering of the Corporation’s Common Stock, but only if the price per share is at least $0.30 (subject to adjustment in connection with any Recapitalization) and the gross proceeds of the offering to the Corporation equal or exceed $10 million.
15.21 “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 4.2 through 4.4.
15.22 “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):
The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

15.23 “SEC” means the Securities and Exchange Commission.
15.24 “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

15.25 “Senior Securities” means (a) the Corporation’s capital leases as may be in place from time to time; and (b) any other senior debt or other security holders of the Corporation, including certain banks and/or institutions, which hold security interests over the Corporation’s assets as of the Filing Date, or which the Corporation may agree in the future to provide priority security interests to, which shall require the approval of a Simple Majority, which shall not be unreasonably withheld.
15.26 “Simple Majority” means the holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock, voting on an as-converted basis.
15.27  “Subscription Agreements” mean those certain Preferred Stock Subsription Agreements entered into between the Corporation and the subscribers in the Corporation’s Apirl 2017 offering of up to $2 million (provided sucn amount may be increased in the sole discretion of the Corporation without notice) of Series A Preferred Stock.
15.28 “Transfer Agent” means initially, the Corporation, which will be serving as its own transfer agent for the Series A Preferred Stock, but at the option of the Corporation from time to time, may also mean any transfer agent which the Corporation may use for its Series A Preferred Stock.
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NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Board of Directors of the Corporation has unanimously approved and caused this “Certificate of Designation of Petrolia Energy Corporation Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series A Convertible Preferred Stock” to be duly executed and approved this 28th day of April 2017.

DIRECTORS:

______________________________
Leo Womack
Chairman and Director

______________________________
Zel C. Khan
Director

______________________________
Lee Lytton
 Director

 ______________________________
Joel Oppenheim
Director

______________________________
Quinten Beasley
 Director

Exhibit A
NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series A Convertible Preferred Stock of Petrolia Energy Corporation, a Texas corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designations of Petrolia Energy Corporation, Establishing the Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on April 28, 2017. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion: Number of Preferred Shares Held by Holder: Prior to Conversion: Amount Being Converted Hereby: Common Stock Shares Due:________________ Preferred Shares Held After Conversion:

Beneficial Maximum Percentage: The Holder represents that, after giving effect to the conversion provided for in this Notice of Conversion, the Holder will not beneficially own a number of shares of Common Stock of the Corporation which exceeds the Maximum Percentage as determined pursuant to the provisions of the Designation.
Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock (the “Shares”) issuable in accordance with the terms of the Designation as set forth below. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If stock certificates are to be issued, in the following name and to the following address:	If DWAC is permissible, to the following brokerage account:
__________________________________ __________________________________ __________________________________ __________________________________ __________________________________
Broker: ____________________________________
DTC No.:
 ___________________________________
Acct. Name:
 _________________________________
For Further Credit (if applicable):
____________________________________

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

_______________________________________ (Print Name of Holder) By/Sign: _______________________________ Print Name: ____________________________ Print Title: _____________________________